News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact: Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

Luby's Announces Fourth Quarter Profit, End-of-Year Results

- Increase in Same-Store Sales Drives Quarterly Profit -

SAN ANTONIO, TX - November 5, 2004 - Luby's, Inc. (NYSE: LUB) today announced the results of operations for the fourth quarter and fiscal year ended August 25, 2004.

"The end of the fourth quarter marks the end of an important year for Luby's," said Chris Pappas, Luby's President and CEO.  "We've refinanced our bank debt.  We've improved our offerings in the restaurants and launched a major marketing campaign, resulting in increases in same-store sales.  And we've continued our efforts to implement initiatives at the restaurant level that strengthen operations, improving the experience for our customers every time they walk in the door."

For the fourth quarter of 2004, same-store sales increased from $92.5 million in the prior year to $96.0 million in the current year, an increase of 3.8%.  All of the Company's sales in the fourth quarter were classified as same-store sales.  Prime costs of food and labor were 55.2% of sales, compared to 54.5% in the prior year.  An increase in food cost drove the increase in prime costs, with food cost increasing from 25.9% of sales in the fourth quarter of 2003 to 27.0% of sales in the recent quarter.  This increase was due to a general increase in the food commodity market, especially beef and dairy.  Labor cost offset this increase slightly, with labor cost as a percent of sales decreasing from 28.6% to 28.2%.  Income from operations was higher at $3.0 million compared to $2.7 million in the fourth quarter of 2003.  The Company posted its second consecutive quarterly profit during the fourth quarter of 2004, with net income of $2.7 million, or 12 cents a share.  This compares to a net loss of $1.6 million, or a loss of seven cents a share, in the fourth quarter of 2003.

For fiscal 2004, total Company sales were $308.8 million, up 1.6%, or $4.8 million, from $304.0 million in fiscal 2003.  Of the increase, $6.6 million related to a 2.2% increase in same-store sales.  The use of combination meals and new menu items helped drive up same-store sales, especially in the second half of the year.  This increase was offset by a decrease in sales of $1.8 million related to five stores closed prior to the adoption of the 2003 business plan, which therefore were not reclassified into discontinued operations.

"We are pleased that we continue to make improvements over last year's results," said Pappas.  "Even with our recent successes, we continue to focus on efforts to grow Luby's sales and strengthen our operations.  Without the focus and attention of our managers and employees at our restaurants, none of this would have been possible."

"Our customers are the best barometer of how well we are operating our business.  In 2004, customers told us they liked seeing new menu items like our Blackened Tilapia and Grilled Chicken Breast entrees.  We've listened and will continue to add new items on a regular basis, like our Chipotle Chicken combo launched this fall, which is quickly developing into a new Luby's favorite.  We invite everyone in to try these new items soon," Pappas continued.

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For the fiscal year, the Company's prime costs (food and labor) decreased as a percent of sales from 56.0% of sales in fiscal 2003 to 54.6% in fiscal 2004.  The cost of food, as a percent of sales, decreased from 27.2% last year to 26.9% this year. This decrease was complemented by a decrease in labor cost as a percent of sales, from 28.8% last year to 27.7% this year.  The Company was able to decrease food cost as a percent of sales on a yearly basis even in the face of increasing food commodity costs during the fourth quarter, especially in the beef and dairy markets, with the use of monthly food budgeting tools at the store level.  The cost of labor as a percent of sales decreased year-over-year, despite an increase in workers' compensation cost estimates, due to the Company's continued efforts to manage labor resources at each location.

Occupancy and other expenses increased $3.3 million over the prior year.  This increase was due to a number of factors, including the launch of a full-year advertising campaign and higher insurance costs as a result of higher cost of coverage and related premiums.  Depreciation and amortization decreased $588,000 due to fewer depreciable properties resulting from impairments and property sales.

General and administrative expenses decreased $3.6 million from fiscal 2003 to fiscal 2004, from $23.3 million to $19.7 million.  The decrease related to a number of factors.   These factors included lower professional and consulting fees associated with a fixed-asset cost-segregation study and consulting fees related to the debt refinancing, both of which occurred in the prior year.

Due to the current-year accrual of voluntary severance costs in relation to the relocation of the corporate offices from San Antonio, Texas, to Houston, Texas, voluntary severance costs were $860,000 in fiscal 2004.

The Company recognized two charges to its earnings during the fiscal year as a result of store closures.  The first charge of approximately $727,000 - shown as a provision for asset impairments and restaurant closings - impacted the Company's income (loss) from operations.  This provision includes write-downs of properties not included in the business plan, offset by gains on the sale of properties not included in the business plan.

  The second charge of approximately $8.3 million - shown as discontinued operations - included noncash impairment charges of approximately $6.2 million whereby applicable restaurants included in the business plan were closed during the fiscal year and written down to their net realizable value.  Additional charges within discontinued operations included operating losses from those closed locations, allocated bank-debt interest expense, and termination costs associated with the implementation of the business plan to date, including lease settlements and carrying costs of closed stores.  For the prior year, the Company reported a provision for asset impairments and restaurant closings of $2.1 million and discontinued operations of $32.2 million.

For the year, the Company reported income from continuing operations of approximately $1.9 million, compared to the prior year when the Company posted a loss of $848,000. From a net income (loss) standpoint, the Company posted a net loss of approximately $6.4 million, compared to a loss of $33.1 million last year.

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 136 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states.  Luby's stock is traded on the New York Stock Exchange (symbol LUB).  For more information about Luby's, visit the Company's web site at www.lubys.com.

The Company will hold its quarterly conference call with financial analysts to discuss fiscal 2004 year-end results on Thursday, November 11, at 11:00 a.m. (Central Time).  Interested investors are invited to listen to the call by dialing 800-758-6974.  A replay will be available following the call through November 18, 2004.  The replay number is 800-642-1687, Conference I.D. number 1816445.

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Prior period results have been reclassified to show the retroactive effect of discontinued operations per the business plan.  Reclassification facilitates more meaningful comparability to the Company's current information.  As stores are closed in the future and presented in discontinued operations, quarterly and annual financial statements, where applicable, will be reclassified for further comparability. Certain other reclassifications of prior period results have been made to conform to current year presentation.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Quarter Ended		Year Ended

	August 25,	August 27,	August 25,	August 27,
	2004	2003	2004	2003

	(112 days)	(112 days)	(364 days)	(364 days)

SALES	$96,019	$92,517	$308,817	$303,959

COSTS AND EXPENSES:
Cost of food	25,946	23,992	83,200	82,563
Payroll and related costs	27,052	26,443	85,431	87,503
Occupancy and other operating expenses	28,247	26,863	94,666	91,325
Depreciation and amortization	5,272	5,350	16,876	17,464
Voluntary severance costs	860	-	860	-
General and administrative expenses	5,703	6,423	19,750	23,313
Provision for asset impairments and restaurant closings	(44)	736	727	2,100

	93,036	89,807	301,510	304,268

INCOME (LOSS) FROM OPERATIONS	2,983	2,710	7,307	(309)
Interest expense	(1,657)	(3,028)	(8,094)	(7,610)
Other income, net	1,989	1,817	2,691	7,071

Income (loss) before income taxes	3,315	1,499	1,904	(848)
Provision (benefit) for income taxes	-	-	-	-

Income (loss) from continuing operations	3,315	1,499	1,904	(848)
Discontinued operations	(627)	(3,096)	(8,343)	(32,246)

NET INCOME (LOSS)	$2,688	$(1,597)	$(6,439)	$(33,094)

Income (loss) per share from continuing operations:
Basic and assuming dilution	$0.15	$0.07	$0.08	$(0.04)
Income (loss) per share from discontinued operations:
Basic and assuming dilution	(0.03)	(0.14)	(0.37)	(1.43)

Net income (loss) per share:
Basic and assuming dilution	$0.12	$(0.07)	$(0.29)	$(1.47)

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CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 25,	August 27,
	2004	2003

ASSETS
Current Assets:
Cash and cash equivalents	$1,211	$871
Short-term investments	4,384	20,498
Trade accounts and other receivables	101	283
Food and supply inventories	2,092	1,798
Prepaid expenses	1,028	3,485
Deferred income taxes	1,073	180

Total current assets	9,889	27,115
Property held for sale	24,594	32,946
Investments and other assets	3,756	547
Property and equipment - at cost, net	196,541	217,676

Total assets	$234,780	$278,284

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$15,888	$12,488
Accrued expenses and other liabilities	25,280	28,257
Convertible subordinated notes, net - related party	-	6,973
Credit-facility debt	-	91,559

Total current liabilities	41,168	139,277
Line of credit debt	28,000	-
Term debt	23,470	-
Convertible subordinated notes, net - related party	2,091	-
Other liabilities	5,385	5,252
Deferred income taxes	1,073	180
Reserve for restaurant closings	500	1,663

Total liabilities	101,687	146,372

SHAREHOLDERS' EQUITY
Common stock, $.32 par value; authorized 100,000,000 shares, issued 27,410,567 and 27,403,067 shares in fiscal 2004 and 2003, respectively	8,771	8,769
Paid-in capital	43,564	36,916
Deferred compensation	-	(679)
Retained earnings	185,529	191,968
Less cost of treasury stock, 4,933,063 and 4,946,771 shares in fiscal 2004 and 2003, respectively	(104,771)	(105,062)

Total shareholders' equity	133,093	131,912

Total liabilities and shareholders' equity	$234,780	$278,284

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The Company's operating performance is evaluated using several measures.  One of those measures, EBITDA, is derived from the Income (Loss) From Operations GAAP measurement.  EBITDA has historically been used by the Company's lenders to measure compliance with certain financial debt covenants. The Company's senior debt agreements define EBITDA as the consolidated income (loss) from operations set forth in the Company's consolidated statements of operations before depreciation, amortization, other noncash expenses, interest expense, taxes, noncash income and extraordinary gains or losses, and other nonrecurring items of income or expense as approved by the required lenders.

	Quarter Ended		Year Ended

	August 25,	August 27,	August 25,	August 27,
	2004	2003	2004	2003

	(112 days)	(112 days)	(364 days)	(364 days)
	(In thousands)

Income (loss) from operations	$2,983	$2,710	$7,307	$(309)
Plus excluded items:
Provision for asset impairments and restaurant closings	(44)	736	727	2,100
Depreciation and amortization	5,272	5,350	16,876	17,464
Noncash executive compensation expense	-	403	679	1,310
Voluntary severance costs	860	-	860	-

EBITDA	$9,071	$9,199	$26,449	$20,565

While the Company and many in the financial community consider EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles, such as operating income and net income.  In addition, the Company's definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

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COMPARATIVE QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)

		Quarter Ended (unaudited)

	Year-to-Date	August 25,	May 5,	February 11,	November 19,
	Fiscal 2004	2004	2004	2004	2003

	(364 days)	(112 days)	(84 days)	(84 days)	(84 days)

Sales	$308,817	$96,019	$74,124	$70,549	$68,125
Gross profits	140,186	43,021	34,659	31,863	30,643
Income from continuing operations	1,904	3,315	2,514	(1,897)	(2,028)
Discontinued operations	(8,343)	(627)	(2,133)	(3,145)	(2,438)
Net income (loss)	(6,439)	2,688	381	(5,042)	(4,466)
Net income (loss) per share: Basic and assuming dilution	(0.29)	0.12	0.02	(0.22)	(0.20)

		Quarter Ended (unaudited)

	Year-to-Date	August 27,	May 7,	February 12,	November 20,
	Fiscal 2003	2003	2003	2003	2002

	(364 days)	(112 days)	(84 days)	(84 days)	(84 days)

Sales	$303,959	$92,517	$70,871	$70,352	$70,219
Gross profits	133,893	42,081	31,614	30,520	29,678
Income from continuing operations	(848)	1,499	(2,080)	(587)	320
Discontinued operations	(32,246)	(3,096)	(22,910)	(2,818)	(3,422)
Net income (loss)	(33,094)	(1,597)	(24,990)	(3,405)	(3,102)
Net income (loss) per share: Basic and assuming dilution	(1.47)	(0.07)	(1.11)	(0.15)	(0.14)

Amounts indicated may not foot due to quarterly rounding.

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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